                                                                      EXHIBIT 12



                 CAPSTEAD MORTGAGE CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                         (IN THOUSANDS, EXCEPT RATIOS)
                                  (UNAUDITED)



(a) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (including CMO debt):

                                              YEAR ENDED DECEMBER 31
                                 ------------------------------------------------
                                   1995      1994      1993      1992      1991
                                 --------  --------  --------  --------  --------

Fixed charges                    $577,036  $474,748  $491,076  $415,433  $189,840
Preferred stock dividends          39,334    38,876    38,592     4,707     7,499
                                 --------  --------  --------  --------  --------
Combined fixed charges and
  preferred stock dividends       616,370   513,624   529,668   420,140   197,339
Net income                         77,359    85,579    94,256    53,191    33,717
                                 --------  --------  --------  --------  --------
    Total                        $693,729  $599,203  $623,924  $473,331  $231,056
                                 ========  ========  ========  ========  ========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                  1.13:1    1.17:1    1.18:1    1.13:1    1.17:1
                                 ========  ========  ========  ========  ========





(b) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (excluding CMO debt):





                                              YEAR ENDED DECEMBER 31
                                 ------------------------------------------------
                                   1995      1994      1993      1992      1991
                                 --------  --------  --------  --------  --------

Fixed charges                    $216,650  $139,092  $ 80,923  $ 62,077   $31,474
Preferred stock dividends          39,334    38,876    38,592     4,707     7,499
                                 --------  --------  --------  --------   -------
Combined fixed charges and
  preferred stock dividends       255,984   177,968   119,515    66,784    38,973
Net income                         77,359    85,579    94,256    53,191    33,717
                                 --------  --------  --------  --------   -------
    Total                        $333,343  $263,547  $213,771  $119,975   $72,690
                                 ========  ========  ========  ========   =======
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                  1.30:1    1.48:1    1.79:1    1.80:1    1.87:1
                                 ========  ========  ========  ========   =======
